Exhibit 10.21

EMPLOYMENT AGREEMENT

Between:

ANN FANDOZZI

(the “Executive”)

And:

RITCHIE BROS. AUCTIONEERS (CANADA) LTD.,

 a corporation incorporated under the laws of Canada

(the “Employer”)

WHEREAS:

A.          The Employer is in the business of asset management and disposition of industrial equipment; and

B.          The Employer and the Executive wish to enter into an employment relationship on the terms and conditions as described in this Employment Agreement (this “Agreement”), including the appendices to this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged by both parties, the Employer and the Executive agree as follows:

1.                EMPLOYMENT

a.        The Employer agrees to employ the Executive pursuant to the terms and conditions described in this Agreement, including the appendices to this Agreement, and the Executive hereby accepts and agrees to such employment.  Unless otherwise defined, the defined terms in this Agreement will have the same meaning in the appendices hereto.

b.        The Executive’s employment under this Agreement is conditional on the Executive obtaining, authorization and documentation to legally work in Canada (“Work Authorization”).  It is a condition of the Executive’s continued employment that the Executive maintain the necessary Work Authorization to work in Canada throughout the duration of the Executive’s employment.  The parties agree to work together on a best efforts basis to obtain from the appropriate Canadian governmental authorities, and maintain, such Work Authorization.  If the Executive is unable to obtain the Work Authorization, or if the Executive is subsequently unable to renew the Work Authorization, the Employer will offer the Executive employment in the United States on substantially the same terms herein, on the condition that the Executive’s employment under the US employment agreement will be for a fixed term of 15  months and the Executive will cooperate with the Employer to obtain the Work Authorization to resume work in Canada prior to the end of the fixed term.  The Executive agrees that prior to the expiry of the term of the US employment agreement, she will accept continued employment in Canada on the terms of this Agreement, which will supersede the US employment agreement.

c.        The Executive will be employed in the position of Chief Executive Officer in accordance with the duties and responsibilities set out in the attached Appendix “A”, and such other duties and responsibilities consistent with her position as may be assigned by the Board of Directors of the Employer (the “Board”) from time to time.  The Executive will be the senior-most officer of the Employer with overall responsibility for the business and operations of the Employer.

d.        The Executive’s employment with the Employer will commence on January 6, 2020  (the “Commencement Date”), and the Executive’s employment hereunder will continue for an indefinite period of time until terminated in accordance with the terms of this Agreement or applicable law (the “Term”).

e.        On or about the Commencement Date, the Executive will be appointed as a member of the Board of Directors of Ritchie Bros. Auctioneers Incorporated (“Parent”).  Thereafter, during the Term, the Executive will be nominated to continue as a director at each annual meeting of shareholders that occurs during the Term, for a term equal to that of other directors being nominated at such meeting.

f.        During the Term, the Executive will at all times:

i.      well and faithfully serve the Employer, and act honestly and in good faith in the best interests of the Employer;

ii.     devote all of the Executive’s business time, attention and abilities, and provide her reasonable best efforts, expertise, skills and talents, to the business of the Employer, except as provided in Section 2 b;

iii.    obey and observe to the reasonable best of the Executive’s abilities all lawful orders and directives, whether verbal or written, of the Board;

iv.    act lawfully and professionally, and exercise the degree of care, diligence and skill that a chief executive officer would exercise in comparable circumstances; and

v.     to the reasonable best of the Executive’s abilities perform the duties and exercise the responsibilities required of the Executive under this Agreement.

2.                PRIOR COMMITMENTS AND OUTSIDE ACTIVITIES

a.        The Executive represents and warrants to the Employer that the Executive has no existing common law, contractual or statutory obligations to any former employer or to any other person that will conflict with the Executive’s duties and responsibilities under this Agreement.

b.        During the term of this Agreement, the Executive will not be engaged directly or indirectly in any outside business activities, whether for profit or not-for-profit, as principal, partner, director, officer, active shareholder, advisor, employee or otherwise, without first having obtained the written permission of the Employer.  Subject to any conflict and the needs of the Employer, the Employer consents to the Executive’s board appointments as listed in Appendix “B”.

3.                POLICIES

a.        The Executive agrees to comply with all written policies applying to the Employer’s executives or applying generally to all staff that may reasonably be issued by the Employer from time to time.  The Executive agrees that the introduction, amendment and administration of such generally applicable written policies are within the sole discretion of the Employer.  If the Employer introduces, amends or deletes such generally applicable written policies, such introduction, deletion or amendment will not constitute a constructive dismissal or breach of this Agreement. If there is a direct conflict between this Agreement and any such policy, this Agreement will prevail to the extent of the inconsistency.

4.                COMPENSATION

a.        Upon the Commencement Date, and continuing during the Term, the Executive will earn the following annual compensation, less applicable statutory and regular payroll deductions and withholdings:

Compensation Element	$US
Annual Base Salary	$900,000 (the “Base Salary”)
Annual Short-Term Incentive	125% of Base Salary at Target (the “STI Bonus”) (0% - 200% multiplier based on actual performance, with a maximum STI Bonus of 250% of Base Salary)
Annual Long-Term Incentive Grant	Equal to 350% of Base Salary or such greater percentage as determined by the plan administrator (the “LTI Grant”)
Target Total Annual Direct Compensation	$4,887,500

b.        Except as provided herein, the structure of each annual STI Bonus will be generally consistent with those granted to the Employer’s other executives, and is subject to amendments from time to time by the Employer, provided that in order to be eligible to receive each annual STI Bonus the Executive must remain employed with Employer on January 1st of the year following the calendar year in which such STI Bonus is deemed earned for purpose of Section 409A (as defined below) (the “STI Payment Year”).  In all cases, subject to Section 24 of this Agreement, each STI Bonus will be paid on or before March 31st of the applicable STI Payment Year.

c.        In the discretion of the Board after consultation with the Executive, up to 50% of each annual LTI Grant may be awarded in the form of stock options with a ten (10)-year term. Subject to Section 10 and the terms of the Change of Control Agreement (as defined below), any such options shall be scheduled to vest in equal one-third (1/3rd) installments upon the first, second and third anniversaries of the date of grant. In the discretion of the Board after consultation with the Executive, between 50% to 100% of each annual LTI Grant may be awarded in the form of Parent performance share units , vesting on the third anniversary of the grant date based on meeting pre-established performance criteria (currently based on Earnings Growth, Net Operating Profit After Tax ROIC, and Operating Free Cash Flow per Share targets), with the number of share units that ultimately vest ranging from 0% to 200% of target based on actual performance.  Each LTI Grant shall be granted to Executive by March 31st of each year, subject to compliance with applicable securities laws and regulations.

d.        Except as provided herein, the structure of each annual LTI grant will be generally consistent with those granted to the Employer’s other executives, and is subject to amendments from time to time by the Employer.  Each LTI Grant in the form of performance share units will be granted under the Parent Senior Executive Performance Share Unit Plan. The specific terms and conditions for the LTI Grant (including but not limited to the provisions upon termination of employment, except as modified by this Agreement) will be based on the relevant Parent Senior Executive Performance Share Unit Plan documents and may be subject to amendments from time to time by the Employer.  In all cases, subject to Section 24 of this Agreement, shares earned under the LTI Grant will be paid in accordance with Section 6.6(b) of the Parent Senior Executive Performance Share Unit Plan in a manner that complies with or is exempt from Section 409A.  For the avoidance of doubt, the Executive will be deemed a “U.S. Participant” under such Senior Executive Performance Share Unit Plan.

e.        Commensurate with the grant of the 2020 LTI Grant, the Executive shall be granted a stock option to purchase shares of Parent having a Value (as defined below) of US$500,000 (the “Sign-On Option”) under the Parent Amended and Restated Stock Option Plan.  Subject to Section 10 and the terms of the Change of Control Agreement, the Sign-On Option shall be scheduled to vest as to 100% of the shares subject the Sign-On Option on the three (3)-year anniversary of the date of grant.  The Sign-On Option shall remain exercisable, to the extent vested, until the later of (x) 90 days following the Executive’s termination of employment, (y) if a closed trading window for Parent’s shares occurs at any time during the 90 days following the Executive’s termination of employment, 90 days following the opening of such trading window, or (z) such later period as provided by Parent Amended and Restated Stock Option Plan; provided, however, that in no event with the Sign-On Option be exercisable following the expiration of the option pursuant to Section 8.1(e)(1) of the Parent Amended and Restated Stock Option Plan.

f.        Commensurate with the grant of the 2020 LTI Grant, the Executive shall be granted Parent performance share units having a Value (as defined below) of US$500,000 (the “Sign-On PSUs”) under the Parent Senior Executive Performance Share Unit Plan.  Subject to Section 10 and the terms of the Change of Control Agreement, the Sign-On PSUs shall be subject to the same terms and conditions as the LTI Grant (or portion thereof) awarded in the form of Parent performance share units to the Executive on the same date. For purposes of this Agreement, “Value” means, with respect to (i) the Sign-On Option, its grant date value calculated in accordance with the Black-Scholes option valuation methodology, and (ii) the Sign-on PSUs, the fair market value of the target number of shares subject thereto.

g.        Notwithstanding any other provisions in this Agreement to the contrary, the Executive will be subject to any written clawback/recoupment policy of the Employer in effect from time-to-time, allowing the recovery of incentive compensation previously paid or payable to the Executive in cases of proven misconduct or material financial restatement, whether pursuant to the requirements of Dodd-Frank Wall Street Reform and the Consumer Protection Act, the listing requirements of any national securities exchange on which common stock of the Employer is listed, or otherwise.

5.                BENEFITS

a.       The Executive will be eligible to participate in the Employer’s US group benefit plans, subject to the terms and conditions of said plans and the applicable policies of the Employer and applicable benefits providers.  Subject to the Executive’s eligibility, such benefits will include, without limitation, United States medical coverage satisfying the minimum essential coverage requirements under the United States Patient Protection and Affordable Care Act, short-term and long-term disability coverage, and term life insurance.

b.       The Executive agrees that the Employer is not, and will not be deemed to be, the insurer with respect to Employer-offered benefits for which there is a third-party insurer and, for greater certainty, the Employer will not be liable for any decision of a third-party benefits provider or insurer, including any decision to deny coverage or any other decision that affects the Executive’s benefits or insurance.

c.       The Employer will reimburse the Executive for up to US$50,000 in 2020, and up to US$10,000 per annum thereafter, for expenses related to professional advice concerning the completion of the Agreement, and tax planning and compliance.  Reimbursement for such professional advice will be reported as a taxable benefit.

d.       The Executive will be eligible to contribute to the Employer’s US-based 401(k) savings plan pursuant to the terms of that plan.

e.        The Executive will be eligible to participate in the Employer’s Employee Share Purchase Plan, in accordance with the terms of that plan.

6.                EXPENSES

a.       The Employer will reimburse the Executive, in accordance with the Employer’s policies, for all authorized travel and other out-of-pocket expenses actually and properly incurred by the Executive in the course of carrying out the Executive’s duties and responsibilities under this Agreement.  For greater clarity, for purposes of travel reimbursement, Philadelpia, PA shall be considered the Executive’s “base location”.  Personal travel between Chicago and the Executive’s base location in Philadelphia,  shall be at the Executive’s personal expense.

7.                HOURS OF WORK AND OVERTIME

a.        Given the management nature of the Executive’s position, the Executive is required to work additional hours from time to time, and is not eligible for overtime pay.  The Executive acknowledges and agrees that the compensation provided under this Agreement represents full compensation for all of the Executive’s working hours and services, including overtime.

8.                VACATION

a.        The Executive will earn up to 25 days of paid time off (PTO) per annum, pro-rated for any partial year of employment.

b.        The Executive will schedule vacation subject to business needs, and in accordance with the Employer’s vacation policy in effect from time to time.

c.        Annual vacation must be taken, and may not be accrued, deferred or banked without the Board’s written approval.

9.                INDEMNITY AND CHANGE OF CONTROL

a.        In consideration of the Executive’s employment by the Employer, the Executive and the Employer hereby agree to enter into and execute contemporaneously with this Agreement:

i.      the indemnity agreement in Appendix “C” to this Agreement (the “Indemnity Agreement”); and

ii.     the change of control agreement in Appendix “D” to this Agreement (the “Change of Control Agreement”).

10.             TERMINATION OF EMPLOYMENT

a.      Termination for cause:  The Employer may terminate the Executive’s employment at any time for Cause, without any payment in lieu thereof and,  except for conviction of a criminal offense as set forth in (i) below for which no notice required,  subject to notice as provided herein.  In this Agreement, “Cause” means:

i.      the Executive’s conviction of a criminal offence that (1) involves moral turpitude, or (2) has the effect of materially injuring the reputation, business or business relationships of the Employer; or

ii.     any act, omission, or behaviour of the Executive that constitutes cause for dismissal for “cause” at British Columbia common law.

Before any termination of Executive’s employment may be considered to be for “Cause,” other than as set forth in Section 10.a.i above, Executive must be provided with written notice of the grounds for such termination, and must be given an opportunity (on at least ten (10) calendar days’ written notice) to present, with counsel, to the Board regarding such grounds, and an opportunity lasting thirty (30) calendar days from the later of the date of such written notice or presentation (if any) to the Board, in which to cure such grounds, and during which such grounds must not have been cured.  Cause shall not include any inability or failure of the Executive to obtain a Work Authorization.

In the event of termination for Cause, all vested and unvested equity-based compensation will be governed by the terms of the relevant plan.

b.      Termination for Good Reason:  The Executive may terminate her employment with the Employer for Good Reason and, in the event of Good Reason, will receive pay and benefits as if terminated by the Employer without Cause under Section 10 c., below, except as otherwise provided in the Change of Control Agreement.  In this Agreement, “Good Reason” means (i) the Executive not being elected to the Board of Directors of Parent, or, following a Change of Control, not being elected to the Board of Directors of a publicly-traded acquiror (directly or indirectly) of the Employer or Parent, (ii) a material adverse change without the Executive’s consent, to the Executive’s position, authority, duties, responsibilities,  it being understood, that if, following a Change of Control, if the Executive remains as the Employer’s Chief Executive Officer where the Company becomes a wholly owned subsidiary or division of the acquiror, but is not made the Chief Executive Officer of the acquiror or, if there is one, the ultimate parent entity of the acquiring entity, such action will be a material adverse change to the Executive’s position, authority, duties, responsibilities constituting “Good Reason,” and it being further understood, that if, following a Change of Control, the Executive ceases to report to the Board of Directors of the acquiror or, if there is one, the ultimate parent entity of the acquiring entity, that will be a material adverse change to the Executive’s position, authority, duties, responsibilities constituting “Good Reason,” unless the acquiror or the ultimate parent entity, as applicable, is solely a holding company and the Executive reports to the Board of Directors of the primary operating company of such holding company, (ii) a material adverse change, without the Executive’s consent, to the budget over which the Executive retains authority, or to the Base Salary or the potential incentive bonus the Executive is eligible to earn, (iv) the Executive no longer reports to the Board, (v) a material change (of more than 35 miles) in the Executive’s “base location” other than with the agreement of the Executive, or (vi) the inability or failure of the Executive to be able to obtain a Work Authorization and the failure of the Company to continue Executive’s employment in the United States on substantially the same terms herein,  but does not include (1) prior to a Change of Control, a change in the Executive’s duties and/or responsibilities arising from a change in the scope or nature of the Employer’s business operations, provided such change does not adversely affect the Executive’s position or authority as the senior-most executive of the Employer or the primary operating company of Parent, or (2) an isolated or inadvertent action which is remedied by the Employer promptly after receipt of written notice thereof given by the Executive. In order for a termination to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) calendar days of the initial existence of the grounds for “Good Reason” and, except for Section 10 (b) (vi) (A),  a cure period of thirty (30) calendar days following the date of such notice, and such grounds must not have been cured during such time.  Any resignation for Good Reason must occur within thirty  (30)  calendar days after the expiration of the cure period.

c.      Termination without Cause or Resignation for Good Reason:  The Employer may terminate the Executive’s employment at any time, without Cause by providing the Executive, and the Executive may resign at any time for Good Reason and will be provided by the Company, with the following, subject to Section 10c(iii) below:

i.      During the first twelve (12) months of the Term:

(1)    one (1) year’s Base Salary plus one year’s at-target STI Bonus, payable, subject to Section 24 of this Agreement, in a lump sum on the sixtieth (60th) day following the Termination Date;

(2)    the Sign-On Option and each other outstanding stock option will vest in full;

(3)    all other equity awards will be governed by the terms of the relevant plan; provided, however, that (x) the definitions of “Cause” and “Good Reason” will be deemed for purposes of the relevant plan to be as defined in this Agreement,  and (y) solely for this purpose, and except as otherwise provided in the Change of Control Agreement, a termination for Good Reason will be treated in the same manner under the relevant plan as a termination without Cause;

(4)    an STI Bonus for the year of termination of employment, pro-rated based on the number of days in the year prior to the Termination Date (as defined below), based on the same performance criteria as the STI Bonus for that year as applicable to other executives,  but in all events, paid, subject to Section 24 of this Agreement, no later than March 15th of the calendar year following the year in which it is deemed earned for purposes of Section 409A;

(5)    continued extended health and dental benefits coverage until the earlier of the first anniversary of Termination Date or the date on which the Executive begins new full-time employment.

ii.     After the first twelve (12) months of the Term:

(1)    two (2) years’ Base Salary plus two (2) years’  at-target STI Bonus, payable, subject to Section 24 of this Agreement, in a lump sum on the sixtieth (60th) day following the Termination Date;

(2)    an STI Bonus for the year of termination of employment, pro-rated based on the number of days in the year of the Termination Date, paid, subject to Section 24 of this Agreement, based on the same performance criteria as the STI Bonus for that year as applicable to other executives, but in all events, paid, , subject to Section 24 of this Agreement, no later than March 15th of the calendar year following the year in which it is deemed earned for purposes of Section 409A;

(3)    the Sign-On Option and each other outstanding stock option will vest in full;

(4)    all other equity awards will be governed by the term of the relevant plan; ; provided, however, that (x) the definitions of “Cause” and “Good Reason” will be deemed for purposes of the relevant plan to be as defined in this Agreement, and (y) solely for this purpose, and except as otherwise provided in the Change of Control Agreement, a termination for Good Reason will be treated in the same manner under the relevant plan as a termination without Cause; and

(5)    continued extended health and dental benefits coverage until the earlier of the first anniversary of the Termination Date or the date on which the Executive begins new full-time employment.

iii.    In order for the Executive to be entitled to receive payments pursuant to Section 10c(i) or 10c(ii), the Executive must sign and deliver to the Company without revocation during any legally required revocation period, a Release of Claims Agreement (the “Release”) in a  form to be agreed in writing between the parties within seven days of execution of this Agreement, such Release to be executed and delivered to the Employer within the time frame designated therein.  The Employer will provide the Release to the Executive for consideration and execution within five days following the Termination Date, in order to provide sufficient time for the Executive to consider execution of the Release for the period of time required by law, and any required revocation period to have expired, prior to the payment date designated in Sections 10c(i) and (ii) above.   Such Release shall include, among other things, a release of any and all claims the Executive may then and thereafter have, known and unknown, against the Employer, affiliates and the Parent, their shareholders, directors, officers, employees and agents for all statutory tort, contract, and common law claims, including, but not limited to claims for unlawful discrimination, harassment, and retaliation under Title VII of the Civil Rights Act of 1962, the Family and Medical Leave Act, the Americans with Disabilities Act as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, and all similar state, provincial and local legislation and law.  If the Executive fails or refuses to sign and irrevocably deliver to the Company within the time period specified in the Release, the Executive shall not be entitled to payments pursuant to Section 10c(i) or 10c(ii) as applicable.

iv.    In the event of payment of any Base Salary and STI Bonus to the Executive in lieu of working notice, payment will be made within thirty (30) calendar days of termination of the Executive’s employment.

d.      Resignation:  The Executive may terminate her employment with the Employer at any time by providing the Employer with three (3) months’ notice in writing to that effect. If the Executive provides the Employer with written notice under this Section, the Employer may waive such notice, in whole or in part, in which case the Employer will pay the Executive the Base Salary only for the amount of time remaining in that notice period and the Executive’s employment will terminate on the earlier date specified by the Employer without any further compensation. Such Base Salary payment will be paid, subject to Section 24 of this Agreement, in a lump sum within fourteen (14) calendar days following the Termination Date

In the event of termination by the Executive as provided in this section (d), all equity awards will be governed by the terms of the relevant plan.

e.      Termination Without Cause or Good Reason Following Change of Control:  In the event of (i) termination without Cause upon a Change of Control or within two (2) years following a  Change of Control, or (ii) termination for Good Reason upon a Change of Control or within one (1) year following a Change of Control, the Executive will have the rights set forth in the Change of Control Agreement attached as Appendix “D” hereto, provided the Executive has timely executed without revocation the Release as contemplated in Section 10c(iii) above.

f.       Deductions and withholdings:  All payments under this Section are subject to applicable statutory and regular payroll deductions and withholdings.

g.      Terms of Payment upon Termination:  Upon termination of the Executive’s employment, for any reason:

i.      Subject to Section 10 c.(iv)., the Employer will pay the Executive all earned and unpaid Base Salary and vacation pay and reimburse the Executive for all expenses properly incurred up to and including the Termination Date.

ii.     In the event of resignation by the Executive or termination of the Executive’s employment for Cause, no incentive or bonus payment will be payable to the Executive; and

iii.    On the Termination Date, or as otherwise directed by the Board, the Executive will immediately deliver to the Employer all property of the Employer and all files, computer disks, Confidential Information, information and documents pertaining to the Employer’s Business, and all other property of the Employer that is in the Executive’s possession or control, without making or retaining any copy, duplication or reproduction of such files, computer disks, Confidential Information, information or documents without the Employer’s express written consent.

h.      Other than as expressly provided herein, the Executive will not be entitled to receive any further pay or compensation, severance pay, notice, payment in lieu of notice, incentives, bonuses, benefits, rights and damages of any kind.

i.       Notwithstanding any changes in the terms and conditions of the Executive’s employment which may occur in the future, including any changes in position, duties or compensation, the termination provisions in this Agreement will continue to be in effect for the duration of the

Executive employment with the Employer unless otherwise amended in writing and signed by the Employer.

j.       For purposes of this section 10, “Termination Date” means the Executive’s last day of active employment (regardless of reason) and does not include any applicable period of statutory or reasonable notice or any period of salary continuation or deemed employment.

k.      Agreement authorizing payroll deductions:  If, on the date the employment relationship ends, regardless of the reason, the Executive owes the Employer any money (whether pursuant to an advance, overpayment, debt, error in payment, or any other reason), the Executive hereby authorizes the Employer, upon at least five (5) calendar days’ prior written notice, to deduct any such debt amount from the Executive’s salary, severance or any other payment due to the Executive.  Any remaining debt will be immediately payable to the Employer and the Executive agrees to satisfy such debt within 14 days of the Termination Date or any demand for repayment.

11.              SHARE OWNERSHIP & HOLDING REQUIREMENTS

a.       The Executive will be subject to the Employer’s share ownership guideline policy, as amended from time to time, with a share ownership guideline initially set at five times Base Salary to be obtained within five years of the Commencement Date.

b.       The Executive will be required to hold a portion of the after-tax value of payout/gains from the annual long-term incentive program in common shares of the Employer:  100% of after-tax value from payouts/gains is to be held in common shares until ownership guidelines are met; thereafter, 50% of after-tax value of each such payout/gain is to be held for a period of at least two years following the applicable payout date.  In addition, the Executive will be required to hold the common shares previously awarded to the Executive by the Employer, equal to one times the Base Salary and STI Bonus paid in the previous year, for a period of at least one year after the Termination Date, except in the event a termination of Executive without Cause or for Good Reason and , and except as may be necessary for Executive to meet tax obligations or in connection with reductions contemplated by Section 4  of the Change of Control Agreement.

c.        For purposes of the share ownership requirements, shares in a trust for the benefit of the Executive or Executive’s family members shall be deemed to be held by the Executive, provided that the applicable trust agrees to hold the shares in accordance with the Employer’s share ownership guideline policy.

12.              CONFIDENTIAL INFORMATION

a.        In this Agreement “Confidential Information” means information proprietary to the Employer that is not publicly known or available, including but not limited to personnel information, customer information, supplier information, contractor information, pricing information, financial information, marketing information, business opportunities, technology, research and development, manufacturing and information relating to intellectual property, owned, licensed, or used by the Employer or in which the Employer otherwise has an interest, and includes Confidential Information created by the Executive in the course of her employment, jointly or alone.  The Executive acknowledges that the Confidential Information is the exclusive property of the Employer.

b.       The Executive agrees at all times during the Term and after the Term, to hold the Confidential Information in strictest confidence and not to disclose it to any person or entity without written authorization from the Employer and the Executive agrees not to copy or remove it from the Employer’s premises except in pursuit of the Employer’s business, or to use or attempt to use it for any purpose other than the performance of the Executive’s duties on behalf of the Employer.

c.       The Executive agrees, at all times during and after the Term, not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance, marketing or selling, of any products and/or services which are competitive with the products and services of the Employer.

d.       Upon the request of the Employer, and in any event upon the termination of the Executive’s employment with the Employer, the Executive will immediately return to the Employer all materials, including all copies in whatever form containing the Confidential Information which are within the Executive’s possession or control.

13.              INVENTIONS

a.        In this Agreement, “Invention” means any invention, improvement, method, process, advertisement, concept, system, apparatus, design or computer program or software, system or database.

b.       The Executive acknowledges and agrees that every Invention which the Executive may, at any time during the terms of her employment with the Employer or its affiliates, make, devise or conceive, individually or jointly with others, whether during the Employer’s business hours or otherwise, and which relates in any manner to the Employer’s business will belong to, and be the exclusive property of the Employer, and the Executive will make full and prompt disclosure to the Employer of every such Invention.  The Executive hereby irrevocably waives all moral rights that the Executive may have in every such Invention.

c.        The Executive undertakes to assign to the Employer, or its nominee, every such Invention and to execute all assignments or other instruments and to do any other things necessary and proper to confirm the Employer’s right and title in and to every such Invention. The Executive further undertakes to perform all proper acts within her power necessary or desired by the Employer to obtain letters patent in the name of the Employer and at the Employer’s expense for every such Invention in whatever countries the Employer may desire, without payment by the Employer to the Executive of any royalty, license fee, price or additional compensation.

14.              NON-SOLICITATION

a.       The Executive acknowledges that in the course of the Executive’s employment with the Employer the Executive will develop close relationships with the Employer’s clients, customers and employees, and that the Employer’s goodwill depends on the development and maintenance of such relationships.  The Executive acknowledges that the preservation of the Employer’s goodwill and the protection of its relationships with its customers and employees are proprietary rights that the Employer is entitled to protect.

b.       The Executive will not during the Applicable Period, whether individually or in partnership or jointly or in conjunction with any person or persons, as principal, agent, shareholder, director, officer, employee or in any other manner whatsoever:

i.      solicit any client or customer of the Employer with whom the Executive dealt during the twelve (12) months immediately prior to the termination of the Executive’s employment with the Employer (however caused); or

ii.     seek in any way to solicit, persuade or entice, or attempt to solicit, persuade or entice any employee of the Employer, to leave his or her employment with the Employer,

provided, however, that nothing contained herein shall restrict or prohibit the placement of general advertisements that are not specifically targeted towards the persons or entities listed in subsections (b)(i) and (ii) and the placement of such advertisements shall not represent a breach of this Agreement.

The “Applicable Period” means (A) if termination occurs during the Executive’s first year of employment, a period of twelve (12) months following termination, regardless of the reason for such termination or the party effecting it, or (B) if termination occurs after the Executive’s first year of employment, a period of twenty-four (24) months following the Termination Date, regardless of the reason for such termination or the party effecting it.

15.              NON-COMPETITION

a.        In consideration for the Executive’s eligibility to receive termination-related payments and benefits under Section 10 of this Agreement, the termination and/or Change of Control (as defined in the Change of Control Agreement)-related payments and benefits under the Change of Control Agreement, and the other payments and benefits under this Agreement, the Executive agrees that, without the prior written consent of the Employer, the Executive will not carry on, be engaged in, or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of, or permit the Executive’s name or any part thereof to be used or employed in a business which is the same as or competitive with the business of the Employer in the area of asset management or facilitating the exchange of industrial equipment, or in the area of the buying, selling or auctioning of industrial equipment, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, officer or shareholder.  The foregoing restriction will be in effect for twenty-four (24) months following the Termination Date within the geographical area of Canada and the United States.

16.              REMEDIES FOR BREACH OF RESTRICTIVE COVENANTS

a.        The Executive acknowledges that the restrictions contained in Sections 10 g. iii., 11, 12, 13, 14 and 15 of this Agreement are, in view of the nature of the Employer’s business, reasonable and necessary in order to protect the legitimate interests of the Employer and that any violation of those Sections would result in irreparable injuries and harm to the Employer, and that damages alone would be an inadequate remedy.

b.       The Executive hereby agrees that the Employer will be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach or recurrence of a breach of this Agreement and that the Employer will be entitled to its reasonable legal costs and expenses, on a solicitor and client basis, incurred in properly enforcing a provision of this Agreement.

c.        Nothing contained herein will be construed as a waiver of any of the rights that the Employer may have for damages or otherwise.

d.       The Executive and the Employer expressly agree that the provisions of Sections 10 g. iii., 11, 12, 13, 14, 15, and 22 of this Agreement will survive the termination of the Executive’s employment for any reason.

17.              GOVERNING LAW

a.        This Agreement will be governed by the laws of British Columbia.

18.              SEVERABILITY

a.        All sections, paragraphs and covenants contained in this Agreement are severable, and in the event that any of them will be held to be invalid, unenforceable or void by a court of a competent jurisdiction, such sections, paragraphs or covenants will be severed and the remainder of this Agreement will remain in full force and effect.

19.              ENTIRE AGREEMENT

a.       This Agreement, the appendices to this Agreement, and any other documents referenced herein, contains the complete agreement concerning the Executive’s employment by the Employer and will, as of the date it is executed, supersede any and all other employment agreements between the parties.

b.       The parties agree that there are no other contracts or agreements between them, and that neither of them has made any representations, including but not limited to negligent misrepresentations, to the other except such representations as are specifically set forth in this Agreement, and that any statements or representations that may previously have been made by either of them to the other have not been relied on in connection with the execution of this Agreement and are of no effect.

c.        No waiver, amendment or modification of this Agreement or any covenant, condition or restriction herein contained will be valid unless executed in writing by the party to be charged therewith, with the exception of those modifications expressly permitted within this Agreement.  Should the parties agree to waive, amend or modify any provision of this Agreement, such waiver, amendment or modification will not affect the enforceability of any other provision of this Agreement.

20.              CONSIDERATION

a.       The parties acknowledge and agree that this Agreement has been executed by each of them in consideration of the mutual premises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged. The parties hereby waive any and all defences relating to an alleged failure or lack of consideration in connection with this Agreement.

21.              INTERPRETATION

a.        Headings are included in this Agreement for convenience of reference only and do not form part of this Agreement.

b.        In the event that this Agreement provides a lesser benefit to the Executive than the minimum standard contained in any applicable legislation, the minimum standard contained in such legislation will prevail to the extent of the inconsistency.

22.              DISPUTE RESOLUTION

In the event of a dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, which does not involve the Employer seeking a court injunction or other injunctive or equitable relief to protect its business, confidential information or intellectual property, that dispute will be resolved in strict confidence as follows:

a.        Amicable Negotiation – The parties agree that, both during and after the performance of their responsibilities under this Agreement, each of them will make bona fide efforts to resolve any disputes arising between them via amicable negotiations;

b.        Mediation – If the parties are unable to negotiate resolution of a dispute, either party may refer the dispute to mediation by providing written notice to the other party.  If the parties cannot agree on a mediator within thirty (30) calendar days of receipt of the notice to mediate, then either party may make application to Judicial Dispute Resolution, LLC, of Seattle, Washington to have one appointed.  The mediation will be held in Seattle, Washington, in accordance with the rules of the selected or appointed mediator, and each party will bear its own costs, including one-half share of the mediator’s fees.

c.        Arbitration – If, after mediation, the parties have been unable to resolve a dispute and the mediator has been inactive for more than 90 days, or such other period agreed to in writing by the parties, either party may refer the dispute to JAMS of Seattle, Washington for final and binding arbitration by providing written notice to the other party.  If the parties cannot agree on an arbitrator within thirty (30) calendar days of receipt of the notice to arbitrate, then either party may make application to JAMS to appoint one.  If one party elects to use a three-arbitrator panel, rather than a single arbitrator, the party shall provide written notice to the other side.  When a three-arbitrator panel is requested, both parties will select one arbitrator each from JAMS.  The parties may jointly select a third arbitrator.  If the parties cannot agree on a third arbitrator within thirty (30) calendar days of receipt of selection of the first arbitrator chosen by a party, the arbitrators chosen by each of the parties shall select a third arbitrator. The arbitration will be held in Seattle, Washington, in accordance with the JAMS Employment Arbitration Rules & Procedures, and each party will bear its own costs, including one-half share of the arbitrator’s (or arbitrators’) fees.

23.              ENUREMENT

a.       The provisions of this Agreement will enure to the benefit of and be binding upon the parties, their heirs, executors, personal legal representatives and permitted assigns, and related companies.

b.        This Agreement may be assigned by the Employer upon mutual agreement with the Executive.  This Agreement will not be assigned by the Executive.

24.              EFFECT OF SECTION 409A

a.        Payments and benefits provided under or referenced in this Agreement (including appendices hereto) are intended to be designed in such a manner that they are either exempt from the application of, or comply with, the requirements of, Section 409A of the U.S. Internal Revenue Code and the regulations issued thereunder (collectively, as in effect from time to time, “Section 409A”) and shall be construed, administered and interpreted in accordance with such intention, including with respect to any ambiguities or ambiguous terms.  If, as of the date of the Executive’s termination, the Executive is a “specified employee” within the meaning of Section 409A, then to the extent necessary to comply with Section 409A and to avoid the imposition of taxes and/or penalties under Section 409A, payment to the Executive of any amount or benefit under this Agreement or any other Employer plan, program or agreement that constitutes “nonqualified deferred compensation” under Section 409A and which under the terms of this Agreement or any other Employer plan, program or arrangement would otherwise be payable as a result of and within six (6) months following such termination shall be delayed, as provided under current regulatory requirements under Section 409A, until the earlier of (i) five (5) calendar days after the Employer receives notification of the Executive’s death or (ii) the first business day of the seventh month following the date of the Executive’s termination. Each payment, benefit and reimbursement payable to the Executive hereunder shall constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2).

b.        Any payment or benefit under this Agreement or any other Employer plan, program or agreement that constitutes nonqualified deferred compensation and that is payable upon or in connection with a termination of the Executive’s employment shall only be paid or provided to the Executive upon a “separation from service”. If the Executive or the Employer determine that any payment, benefit, distribution, deferral election, or any other action or arrangement contemplated by the provisions of this Agreement or any other Employer plan, program or agreement would, if undertaken or implemented, cause the Executive to become subject to taxes and/or penalties under Section 409A, then such payment, benefit, distribution, deferral election or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of this Agreement or other Employer plan, program or agreement will be deemed modified in order to provide the Executive with the intended economic benefit and comply with the requirements of Section 409A.

c.        To the extent any taxable reimbursements under Section 5 c of this Agreement, or any other reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which Executive participates during the Term or thereafter, provide for a “deferral of compensation” within the meaning of Section 409A and otherwise are not exempt from and do not otherwise comply with Section 409A, they will be made in accordance with Section 409A, including, but not limited to, the following provisions: (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year (except that a plan providing medical or health benefits may, to the extent permitted by Section 409A, impose a generally applicable limit on the amount that may be reimbursed or paid); (ii) the right to the applicable reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit or payment; (iii) to the extent there is any reimbursement of an expense, subject to any shorter time periods provided in this Agreement or in the applicable reimbursement arrangement, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of Executive’s taxable year following the taxable year of Executive in which the expense was incurred; and (iv) except as specifically provided herein or in the applicable reimbursement arrangement, in-kind benefits will be provided, and reimbursements will be made for expenses incurred, only during Executive’s lifetime.  References in this paragraph to “calendar year” assumes that the calendar year is Executive’s taxable year; if not, reference to “calendar year” in this paragraph will be deemed to refer to the Executive’s taxable year.

[Remainder of page left intentionally blank]

Dated at Vancouver, British Columbia, this 14th day of December,  2019.

Signed, Sealed and Delivered by ANN FANDOZZI in the presence of:	) ) )
)
Lauren Fischer	)	/s/ Ann Fandozzi
Name	)	ANN FANDOZZI
)
Philadelphia, PA	)
City / State	)
)
/s/ Lauren Fischer	)
)
Notary	)
Occupation	)

RITCHIE BROS. AUCTIONEERS (CANADA) LTD.

Per:	/s/ Darren Watt
Authorized Signatory

APPENDIX “A”

JOB DESCRIPTION

Title:                                                                      Chief Executive Officer
Reports to:                                                            Board of Directors (“Board”)

Authorities, Duties and Responsibilities:

A.          Principal Place of Employment

The Employer is headquartered in Burnaby, British Columbia.  Philadelphia, PA will be considered the Executive’s base office for travel reimbursement purposes.  Presence in Burnaby approximately one week per month as necessary in performance of the Executive’s duties, as well as frequent travel to Pleasanton, CA, is expected. For greater clarity, for purposes of travel reimbursement, Philadelphia, PA shall be considered the Executive’s “base location”.  Personal travel between Chicago and the Executive’s base location in Philadelphia shall be at the Executive’s personal expense.

B.          Key Functions

1.          Develop, in consultation with the Board of Directors, a clear corporate direction and goals and the high level strategies to be used to achieve these goals, to maximize the long-term value of Ritchie Bros. These goals and strategies will be adopted by Ritchie Bros. upon approval by the Board.

2.          Prepare a comprehensive business plan that will achieve the goals consistent with the agreed strategies and goals.

3.          Submit timely operating and capital expenditure budgets for consideration by the Board, in conformance with the Board mandate.

4.          Maintain a focus throughout the organization on the execution of, and adherence to, the strategy, business plan and budgets.

5.          Ensure that critical market-facing functions, such as sales and marketing, operate at maximum effectiveness.

6.          Consistent with the strategy, enable Ritchie Bros. to enter, develop and successfully perform in new markets, channels, geographies and product/service areas.

7.          Provide clear leadership to the organization, consistent with the Ritchie Bros. values, and instill a culture of accountability for results among management.

8.          Monitor financial and operational results and report to the Board on the most relevant metrics and trends relative to the strategy, business plan and budgets.

9.          At regular intervals, review the corporate direction and goals, high level strategies and business plan and report to the Board.

10.        Lead talent management for the organization, including the development of potential CEO successors and a pipeline of successors for executive and other key roles.  The board of directors maintains ultimately responsibility for the selection of successor CEOs.

C.          General Functions

1.          Provide effective leadership to the management and the employees of Ritchie Bros. and establish and maintain an effective means of control and coordination for all business operations and activities.

2.          Ensure compliance with the Ritchie Bros. Code of Business Conduct and Ethics and foster and maintain a corporate culture that promotes the Ritchie Bros. values and instills ethical practices, integrity and a positive, challenging and fun work climate, enabling Ritchie Bros. to attract, motivate and retain high quality employees.

3.          Develop job descriptions, responsibilities and objectives for senior management, and instill a strong culture of accountability for results.

4.          Develop and maintain a sound, effective organization structure, ensure effective employee training and development programs, and maintain talent development initiatives within the organization.  Ensure a robust management succession plan exists in all critical levels of the organization. Report regularly to the Board on top organizational talent and succession plans.

5.          Monitor, review and report regularly to the Board on the performance of key senior management personnel.

6.          Foster a culture of clear direct communication within Ritchie Bros. so that goals, objectives, roles and responsibilities are understood, inter-functional cooperation is encouraged, and employee motivation is maximized.

7.          Ensure compliance with all relevant laws, material rules and regulations in every jurisdiction within which Ritchie Bros. operates and report to the Board any relevant communications from external parties such as governments and competent authorities.

8.          Ensure the adequate and efficient deployment of capital to grow Ritchie Bros.’ business and recommend alternative uses for any excess capital to the Board on a regular basis. Ensure that Ritchie Bros.’ assets are adequately safeguarded and maintained.

9.          Assess, in conjunction with key senior management, opportunities for acquisitions, strategic alliances, partnerships, or other business relationships that are consistent with the Ritchie Bros.’ strategy.

10.        Regularly conduct a robust strategy development process, including identifying the key strengths, weaknesses, opportunities, and threats with respect to Ritchie Bros. and its markets.

11.        Maintain a high personal visibility with Ritchie Bros.’ customers and employees.

12.        Ensure  that effective communication strategies and appropriate relationships are maintained with Ritchie Bros.’ shareholders and other stakeholders.

D.        Financial Reporting

1.          Oversee the quality and timeliness of financial reporting. Report to the Board, in conjunction with the Chief Financial Officer, on the fairness and adequacy of Ritchie Bros.’ financial reporting to regulators, shareholders and other relevant constituencies, and on all other relevant regulatory filings and requirements as necessary.

2.          Ensure, in conjunction with the Chief Financial Officer, that Ritchie Bros.’ annual and interim filings are complete and accurate and in compliance with all applicable legal and regulatory requirements, and ensure Ritchie Bros. provides any related certifications required by applicable legislation or corporate governance rules to the appropriate authorities.

3.          Ensure the appropriate design, implementation, maintenance and periodic assessment of internal controls, disclosure controls and procedures, are performed, in conjunction with the Chief Financial Officer.  Such activities must be compliant with all relevant legal and regulatory requirements and applicable accounting standards.

4.          Ensure Ritchie Bros. adheres to all applicable financial reporting laws and regulations, and the rules and requirements of any exchanges upon which Ritchie Bros.' securities are listed, including those set out under Sarbanes Oxley legislation, the NYSE, the SEC, the TSX and applicable Canadian securities laws.

APPENDIX “B”

BOARD APPOINTMENTS

During the Term, the Employer agrees that the Executive may continue to serve the following organizations in the applicable positions, provided such service does not interfere with the Executive’s employment duties and responsibilities:

1.          Ghost Robotics LLC

2.          Cobuna Brands LLC

For any other appointments, the Executive will first obtain the agreement of the Board.

APPENDIX “C”

INDEMNITY AGREEMENT

THIS AGREEMENT executed on the 14th day of December,  2019.

BETWEEN:

RITCHIE BROS. AUCTIONEERS INCORPORATED, a corporation amalgamated under the laws of Canada and having an office at 9500 Glenlyon Parkway, Burnaby,
British Columbia, V5J 0C6

(the “Corporation”)

AND:

ANN FANDOZZI

(the “Indemnified Party”)

WHEREAS:

A.          The Indemnified Party:

(a)         is or has been a director or officer of the Corporation, or

(b)         acts or has acted, at the Corporation’s request, as a director or officer of, or in a similar capacity for, an Interested Corporation (as defined herein);

B.         The Corporation acknowledges that the Indemnified Party, by virtue of acting as a director or officer of the Corporation or the Interested Corporation and in exercising business judgment, making decisions and taking actions in furtherance of the business and affairs of any such corporation or entity may attract personal liability;

C.         The Indemnified Party has agreed to serve or to continue to serve as a director or officer of the Corporation or the Interested Corporation subject to the Corporation providing her with an indemnity against certain liabilities and expenses and, in order to induce the Indemnified Party to serve and to continue to so serve, the Corporation has agreed to provide the indemnity herein;

D.         The Corporation considers it desirable and in the best interests of the Corporation to enter into this Agreement to set out the circumstances and manner in which the Indemnified Party may be indemnified in respect of certain liabilities and expenses which the Indemnified Party may incur or sustain as a result of the Indemnified Party so acting as a director or officer; and

E.          The By-Laws of the Corporation contemplate that the Indemnified Party may be so indemnified.

THEREFORE THIS AGREEMENT WITNESSES that in consideration of the Indemnified Party so agreeing to act and the mutual premises, promises and conditions herein (the receipt and sufficiency of which is acknowledged by the Corporation), the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1        Definitions

In this Agreement unless there is something in the subject matter or context inconsistent therewith, the following capitalized words will have the following meanings:

(a)        “CBCA” means the Canada Business Corporations Act as amended or re-enacted.

(b)        “Claim” means any action, cause of action, suit, complaint, proceeding, arbitration, judgment, award, assessment, order, investigation, enquiry or hearing howsoever arising and whether arising in law, equity or under statute, rule or regulation or ordinance of any governmental or administrative body.

(c)        “Interested Corporation” means any subsidiary of the Corporation or any other corporation, society, partnership, association, syndicate, joint venture or trust, whether incorporated or unincorporated, in which the Corporation is, was or may at any time become a shareholder, creditor, member, partner or other stakeholder.

1.2        Interpretation

For the purposes of this Agreement, except as otherwise provided:

(a)        “this Agreement” means this Indemnity Agreement as it may from time to time be supplemented or amended and in effect;

(b)         all references in this Agreement to “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement;

(c)         the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(d)         the headings are for convenience only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(e)         the singular of any term includes the plural, and vice versa, the use of any term is equally applicable to any gender and, where applicable, a body corporate, the word “or” is not exclusive and the word “including” is not limiting whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto;

(f)         where the time for doing an act falls or expires on a day other than a business day, the time for doing such act is extended to the next day which is a business day; and

(g)         any reference to a statute is a reference to the applicable statute and to any regulations made pursuant thereto and includes all amendments made thereto and in force from time to time and any statute or regulation that has the effect of supplementing or superseding such statute or regulation.

ARTICLE 2

INDEMNITY

2.1        Indemnities

(a)         General Indemnity - Except as otherwise provided herein, the Corporation agrees to indemnify and save the Indemnified Party harmless, to the fullest extent permitted by law, including but not limited to that permitted under the CBCA, as the same exists on the date hereof or may hereafter be amended (but, in the case of such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to such amendment) from and against any and all costs, charges, expenses, fees, losses, damages or liabilities (including legal or other professional fees), without limitation, and whether incurred alone or jointly with others, which the Indemnified Party may suffer, sustain, incur or be required to pay and which arise out of or in respect of any Claim which may be brought, commenced, made, prosecuted or threatened against the Indemnified Party, the Corporation, the Interested Corporation or any of the directors or officers of the Corporation or by reason of her acting or having acted as a director or officer of the Corporation or Interested Corporation and any act, deed, matter or thing done, made or permitted by the Indemnified Party or which the Indemnified Party failed or omitted to do arising out of, or in connection with the affairs of the Corporation or Interested Corporation or the exercise by the Indemnified Party of the powers or the performance of the Indemnified Party’s duties as a director or officer of the Corporation or the Interested Corporation including, without limitation, any and all costs, charges, expenses, fees, losses, damages or liabilities which the Indemnified Party may suffer, sustain or reasonably incur or be required to pay in connection with investigating, initiating, defending, appealing, preparing for, providing evidence in, instructing and receiving the advice of counsel or other professional advisor or otherwise, or any amount paid to settle any Claim or satisfy any judgment, fine or penalty, provided, however, that the indemnity provided for in this Section 2.1 will only be available if:

(i)         the Indemnified Party acted honestly and in good faith with a view to the best interests of the Corporation or the Interested Corporation, as the case may be; and

(ii)        in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that her conduct was lawful.

(b)         Indemnity in Derivative Claims etc. - in respect of any action by or on behalf of the Corporation or the Interested Corporation to procure a judgment in its favour against the Indemnified Party, in respect of which the Indemnified Party is made a party by reason of the Indemnified Party acting or having acted as a director or officer of or otherwise associated with the Corporation or the Interested Corporation, the Corporation will, with the approval of a court of competent jurisdiction, indemnify and save the Indemnified Party harmless against all costs, charges and expenses reasonably incurred by the Indemnified Party in connection with such action to the same extent as provided or in Section 2.1 provided the Indemnified Party fulfils the conditions set out in Section 2.1(a)(i) and 2.1(a)(ii) above.

(c)         Indemnity as of Right - notwithstanding anything herein, the Corporation will indemnify and save the Indemnified Party harmless in respect of all costs, charges and expenses reasonably incurred by her in connection with the defence of any civil, criminal, administrative or investigative action or proceeding to which the Indemnified Party is subject because of her acting or having acted as a director or officer of or otherwise associated with the Corporation or the Interested Corporation, if the Indemnified Party:

(i)          was not judged by a court of competent jurisdiction to have committed any fault or omitted to do anything that the individual ought to have done; and

(ii)         fulfils the conditions set out in Section 2.1(a)(i) and 2.1(a)(ii) above.

(d)         Incidental Expenses - except to the extent such costs, charges, expenses, fees or liabilities are paid by an Interested Corporation, the Corporation will pay or reimburse the Indemnified Party for reasonable travel, lodging or accommodation costs, charges or expenses paid or incurred by or on behalf of the Indemnified Party in carrying out her duties as a director or officer of the Corporation or the Interested Corporation, whether or not incurred in connection with any Claim.

2.2        Specific Indemnity for Statutory Obligations

Without limiting the generality of Section 2.1 hereof, the Corporation agrees, to the extent permitted by law, that the indemnities provided herein will include all costs, charges, expenses, fees, fines, penalties, losses, damages or liabilities arising by operation of statute, rule, regulation or ordinance and incurred by or imposed upon the Indemnified Party in relation to the affairs of the Corporation or the Interested Corporation by reason of the Indemnified Party acting or having acted as a director or officer thereof, including but not limited to, any statutory obligations or liabilities that may arise to creditors, employees, suppliers, contractors, subcontractors, or any government or agency or division of any government, whether federal, provincial, state, regional or municipal.

2.3        Taxation

Without limiting the generality of Section 2.1 hereof, the Corporation agrees that the payment of any indemnity to or reimbursement of the Indemnified Party hereunder will include any amount which the Indemnified Party may be required to pay on account of applicable income, goods or services or other taxes or levies arising out of the payment of such indemnity or reimbursement such that the amount received by or paid on behalf of the Indemnified Party, after payment of any such taxes or other levies, is equal to the amount required to pay and fully indemnify the Indemnified Party for such costs, charges, expenses, fees, losses, damages or liabilities, provided however that any amount required to be paid with respect to such taxes or other levies will be payable by the Corporation only upon the Indemnified Party remitting or being required to remit any amount payable on account of such taxes or other levies.

2.4        Partial Indemnification

If the Indemnified Party is determined to be entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the costs, charges, expenses, fees, losses, damages or liabilities incurred in respect of any Claim but not for the total amount thereof, the Corporation will nevertheless indemnify the Indemnified Party for the portion thereof to which the Indemnified Party is determined to be so entitled.

2.5        Exclusions to Indemnity

The Corporation will not be obligated under this Agreement to indemnify or reimburse the Indemnified Party:

(a)        in respect to which the Indemnified Party may not be relieved of liability under the CBCA or otherwise at law; or

(b)        to the extent that Section 16 of the U.S. Securities Exchange Act of 1934 is applicable to the Corporation, for expenses or the payment of profits arising from the purchase and sale by the Indemnified Party of securities in violation of Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended, or any similar successor statute; or

(c)        with respect to any Claims initiated or brought voluntarily by the Indemnified Party without the written agreement of the Corporation, except with respect to any Claims brought to establish or enforce a right under this Agreement or any other statute, regulation, rule or law.

ARTICLE 3

CLAIMS AND PROCEEDINGS WHICH MAY GIVE RISE TO INDEMNITY

3.1        Notices of the Proceedings

The Indemnified Party will give notice, in writing, to the Corporation forthwith upon the Indemnified Party being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing, threatening or continuing any Claim involving the Corporation or the Interested Corporation or the Indemnified Party which may give rise to a claim for indemnification under this Agreement, and the Corporation agrees to notify the Indemnified Party, in writing, forthwith upon it or any Interested Corporation being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing or continuing any Claim involving the Indemnified Party. Failure by the Indemnified Party to so notify the Corporation of any Claim will not relieve the Corporation from liability hereunder except to the extent that the failure materially prejudices the Corporation or Interested Corporation.

3.2        Subrogation

Promptly after receiving notice of any Claim or threatened Claim from the Indemnified Party, the Corporation may, and upon the written request of the Indemnified Party will, promptly assume conduct of the defence thereof and retain counsel on behalf of the Indemnified Party who is reasonably satisfactory to the Indemnified Party, to represent the Indemnified Party in respect of the Claim.  If the Corporation assumes conduct of the defence on behalf of the Indemnified Party, the Indemnified Party hereby consents to the conduct thereof and of any action taken by the Corporation, in good faith, in connection therewith and the Indemnified Party will fully cooperate in such defence including, without limitation, the provision of documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the Corporation all information reasonably required to defend or prosecute the Claim.

3.3        Separate Counsel

In connection with any Claim in respect of which the Indemnified Party may be entitled to be indemnified hereunder, the Indemnified Party will have the right to employ separate counsel of the Indemnified Party’s choosing and to participate in the defence thereof but the fees and disbursements of such counsel will be at the expense of the Indemnified Party (for which the Indemnified Party will not be entitled to claim from the Corporation) unless:

(a)        the Indemnified Party reasonably determines that there are legal defences available to the Indemnified Party that are different from or in addition to those available to the Corporation or the Interested Corporation, as the case may be, or that a conflict of interest exists which makes representation by counsel chosen by the Corporation not advisable;

(b)        the Corporation has not assumed the defence of the Claim and employed counsel therefor reasonably satisfactory to the Indemnified Party within a reasonable period of time after receiving notice thereof; or

(c)         employment of such other counsel has been authorized by the Corporation;

in which event the reasonable fees and disbursements of such counsel will be paid by the Corporation, subject to the terms hereof.

3.4        No Presumption as to Absence of Good Faith

Unless a court of competent jurisdiction otherwise has held or decided that the Indemnified Party is not entitled to be indemnified hereunder, in full or in part, the determination of any Claim by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create any presumption for the purposes of this Agreement that the Indemnified Party is not entitled to indemnity hereunder.

3.5        Settlement of Claim

No admission of liability and no settlement of any Claim in a manner adverse to the Indemnified Party will be made without the consent of the Indemnified Party, such consent not to be unreasonably withheld.  No admission of liability will be made by the Indemnified Party without the consent of the Corporation and the Corporation will not be liable for any settlement of any Claim made without its consent, such consent not to be unreasonably withheld.

ARTICLE 4

INDEMNITY PAYMENTS, ADVANCES AND INSURANCE

4.1        Court Approvals

If the payment of an indemnity hereunder requires the approval of a court under the provisions of the Canada Business Corporations Act or otherwise, either of the Corporation or, failing the Corporation, the Indemnified Party may apply to a court of competent jurisdiction for an order approving the indemnity of the Indemnified Party pursuant to this Agreement.

4.2        Advances

(a)         If the Board of Directors of the Corporation has determined, in good faith and based on the representations made to it by the Indemnified Party, that the Indemnified Party is or may to be entitled to indemnity hereunder in respect of any Claim, the Corporation will, at the request of the Indemnified Party, either pay such amount to or on behalf of the Indemnified Party by way of indemnity or, if the Board of Directors is unwilling to pay or is unable to determine if it is entitled to pay that amount by way of indemnity, then the Corporation will advance to the Indemnified Party sufficient funds, or arrange to pay on behalf of or reimburse the Indemnified Party any costs, charges, expenses, retainers or legal fees incurred or paid by the Indemnified Party in respect to such Claim.

(b)         Any advance made by the Corporation under Section 4.2(a) will be treated as a loan to the Indemnified Party, pending approval by the Board of Directors of the payment thereof as an indemnity and advanced to or for the benefit of the Indemnified Party on such terms and conditions as the Board of Directors may prescribe which may include interest, the provision of security or a guarantee or indemnity therefor.  Notwithstanding the generality of the foregoing, the terms of any such advance will provide that in the event it is ultimately determined by a court of competent jurisdiction that the Indemnified Party is not entitled to be indemnified in respect of any amount for which an advance was made, or that the Indemnified Party is not entitled to be indemnified for the full amount advanced, or the Indemnified Party has received insurance or other compensation or reimbursement payments from any insurer or third party in respect of the same subject matter, such advance, or the appropriate portion thereof, will be repaid to the Corporation, on demand.

4.3        Other Rights and Remedies Unaffected

The indemnification and payment provided in this Agreement will not derogate from or exclude and will incorporate any other rights to which the Indemnified Party may be entitled under any provision of the CBCA or otherwise at law, the Articles or By-Laws of the Corporation, the constating documents of any Interested Corporation, any applicable policy of insurance, guarantee or third-party indemnity, any vote of shareholders of the Corporation, or otherwise, both as to matters arising out of her capacity as a director or officer of the Corporation, an Interested Corporation, or as to matters arising out of any other capacity in which the Indemnified Party may act for or on behalf of or be associated with the Corporation or the Interested Corporation.

4.4        Insurance

The Corporation will, to the extent permitted by law, purchase and maintain, or cause to be purchased and maintained, for so long as the Indemnified Party remains a director or officer of the Corporation or the Interested Corporation, and for a period of six (6) years thereafter, insurance for the benefit of the Indemnified Party (or a rider, extension or modification of such policy to extend the time within which a Claim would be required to be reported by the Indemnified Party under such policy after the Indemnified Party has ceased to be a director or officer) on terms no less favourable than the maximum coverage in place while the Indemnified Party served as a director or officer of the Corporation or as the Corporation maintains in existence for its then serving directors and officers and provided such insurance or additional coverage is available on commercially reasonable terms and premiums therefor.

Upon receipt of a notice of a claim pursuant to the terms hereof, the Corporation shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies.  The Corporation shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnified Party, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

4.5        Notification of Transactions

The Corporation will immediately notify the Indemnified Party upon the Corporation entering into or resolving to carry out any arrangement, amalgamation, winding-up or any other transaction or series of transactions which may result in the Corporation ceasing to exist as a legal entity or substantially impairing its ability to fulfill its obligations hereunder and, in any event, will give written notice not less than 21 days prior to the date on which such transaction or series of transactions are expected to be carried out or completed.

4.6        Arrangements to Satisfy Obligations Hereunder

The Corporation will not carry out or complete any transaction contemplated by Section 4.5, unless and until the Corporation has made adequate arrangements, satisfactory to the Indemnified Party, acting reasonably, to fulfill its obligations hereunder, which arrangements may include, without limitation, the assumption of any liability hereunder by any successor to the assets or business of the Company or the prepayment of any premium for any insurance contemplated in Section 4.4.

4.7        Payments or Compensation from Third Parties

The Indemnified Party will use reasonable efforts to make claims under any applicable insurance policy or arrangements maintained or made available by the Corporation or the Interested Corporation in respect of the relevant matter.  If the Indemnified Party receives any payment under any insurance policy or other arrangements maintained or made available by the Corporation or the Interested Corporation in respect of any costs, charges, expenses, fees, damages or liabilities which have been paid to or on behalf of the Indemnified Party by the Corporation pursuant to indemnification under this Agreement, the Indemnified Party will pay back to the Corporation an amount equal to the amount so paid to or on behalf of the Indemnified Party by the Corporation.

ARTICLE 5

GENERAL

5.1        Company and Indemnified Party to Cooperate

The Corporation and the Indemnified Party will, from time to time, provide such information and cooperate with the other, as the other may reasonably request, in respect of all matters hereunder.

5.2        Effective Time

This Agreement will be deemed to have effect as and from the first date upon which the Indemnified Party was appointed or elected as a director or officer of the Corporation or the Interested Corporation, notwithstanding the date of actual execution of this Agreement by the parties hereto.

5.3        Extensions, Modifications

This Agreement is absolute and unconditional and the obligations of the Corporation will not be affected, discharged, impaired, mitigated or released by the extension of time, indulgence or modification which the Indemnified Party may extend or make with any person regarding any Claim against the Indemnified Party or in respect of any liability incurred by the Indemnified Party in acting as a director or officer of the Corporation or an Interested Corporation.

5.4        Insolvency

The liability of the Corporation under this Agreement will not be affected, discharged, impaired, mitigated or released by reason of the discharge or release of the Indemnified Party in any bankruptcy, insolvency, receivership or other similar proceeding of creditors.

5.5        Multiple Proceedings

No action or proceeding brought or instituted under this Agreement and no recovery pursuant thereto will be a bar or defence to any further action or proceeding which may be brought under this Agreement. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

5.6        Modification

No modification of this Agreement will be valid unless the same is in writing and signed by the Corporation and the Indemnified Party.

5.7        Termination

The obligations of the Corporation will not terminate or be released upon the Indemnified Party ceasing to act as a director or officer of the Corporation or the Interested Corporation at any time or times unless, in acting as a director or officer of an Interested Corporation, the Indemnified Party is no longer doing so at the request or on behalf of the Corporation.  Except as otherwise provided, the Corporation’s obligations hereunder may be terminated or released only by a written instrument executed by the Indemnified Party.

5.8        Notices

Any notice to be given by one party to the other will be sufficient if delivered by hand, deposited in any post office in Canada, registered, postage prepaid, or sent by means of electronic transmission (in which case any message so transmitted will be immediately confirmed in writing and mailed as provided above), addressed, as the case may be:

(a)        To the Corporation:

9500 Glenlyon Parkway

Burnaby, British Columbia

V5J 0C6

Attention:  Corporate Secretary
Facsimile: (778) 331-5501

(b)         To the Indemnified Party at such address provided in writing to the Employer.

or at such other address of which notice is given by the parties pursuant to the provisions of this section.  Such notice will be deemed to have been received when delivered, if delivered, and if mailed, on the fifth business day (exclusive of Saturdays, Sundays and statutory holidays) after the date of mailing.

Any notice sent by means of electronic transmission will be deemed to have been given and received on the day it is transmitted, provided that if such day is not a business day then the notice will be deemed to have been given and received on the next business day following.  In case of an interruption of the postal service, all notices or other communications will be delivered or sent by means of electronic transmission as provided above, except that it will not be necessary to confirm in writing and mail any notice electronically transmitted.

5.9        Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and all disputes arising under this Agreement will be referred to and the parties hereto irrevocably attorn to the jurisdiction of the courts of British Columbia.

5.10      Further Assurances

The Corporation and the Indemnified Party agree that they will do all such further acts, deeds or things and execute and deliver all such further documents or instruments as may be necessary or advisable for the purpose of assuring and conferring on the Indemnified Party the rights hereby created or intended, and of giving effect to and carrying out the intention or facilitating the performance of the terms of this Agreement or to evidence any loan or advance made pursuant to Section 4.2 hereof.

5.11      Invalid Terms Severable

If any term, clause or provision of this Agreement will be held to be invalid or contrary to law, the validity of any other term, clause or provision will not be affected and such invalid term, clause or provision will be considered severable and the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law.

Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnified Party indemnification rights to the fullest extent permitted by applicable laws.  In the event any provision hereof conflicts with any applicable law, such provision shall be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

5.12      Binding Effect

All of the agreements, conditions and terms of this Agreement will extend to and be binding upon the Corporation and its successors and assigns and will enure to the benefit of and may be enforced by the Indemnified Party and her heirs, executors, administrators and other legal representatives, successors and assigns.  This Agreement amends, modifies and supersedes any previous agreements between the parties hereto relating to the subject matters hereof.

5.13      Independent Legal Advice

The Indemnified Party acknowledges having been advised to obtain independent legal advice with respect to entering into this Agreement, has obtained such independent legal advice or has expressly determined not to seek such advice, and that is entering into this Agreement with full knowledge of the contents hereof, of the Indemnified Party’s own free will and with full capacity and authority to do so.

5.14      Extension of Agreement to Additional Interested Corporation

This Agreement will be deemed to extend and apply, without any further act on behalf of the Corporation or the Indemnified Party, or amendment hereto, to any corporation, society, partnership, association, syndicate, joint venture or trust which may at any time become an Interested Corporation (but, for greater certainty, not with respect to Other Entities) and the Indemnified Party will be deemed to have acted or be acting at the Corporation’s or an Interested Corporation’s request upon her being first appointed or elected as a director or officer of an Interested Corporation if then serving as a director or officer of the Corporation.

IN WITNESS WHEREOF the Corporation and the Indemnified Party have hereunto set their hands and seals as of the day and year first above written.

	THE CORPORATE SEAL OF RITCHIE BROS. AUCTIONEERS INCORPORATED was hereunto affixed in the presence of:	) ) ) )	C/S
)
)
)
By:	/s/ Darren Watt	)
Name: Darren J. Watt
Title: Corporate Secretary

	SIGNED, SEALED AND DELIVERED by ANN FANDOZZI in the presence of:	) ) )
)
	/s/ Lauren Fischer	)	/s/ Ann Fandozzi
	Signature	)	ANN FANDOZZI
)
	Lauren Fischer	)
	Print Name	)
)
	Philadelphia, PA	)
	City / State	)
)
	Notary	)
	Occupation	)

APPENDIX “D”

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT executed on the 14th day of December,  2019.

BETWEEN:

RITCHIE BROS. AUCTIONEERS (CANADA) LTD.,
a corporation incorporated under the laws of Canada, and having an office at 9500
Glenlyon Parkway, Burnaby, British Columbia, V5J 0C6

(the “Company”)

AND:

ANN FANDOZZI

(the “Executive”)

WITNESSES THAT WHEREAS:

A.          The Executive is an executive of the Company and a director of the Parent Company (as defined below) and is considered by the Board of Directors of the Parent Company (the “Board”) to be a vital employee with special skills and abilities, and will be well-versed in knowledge of the Company’s business and the industry in which it is engaged;

B.          The Board recognizes that it is essential and in the best interests of the Company and its shareholders that the Company retain and encourage the Executive’s continuing service and dedication to her office and employment without distraction caused by the uncertainties, risks and potentially disturbing circumstances that could arise from a possible change in control of the Parent Company or the Company;

C.          The Board further believes that it is in the best interests of the Company and its shareholders, in the event of a change of control of the Parent Company or the Company, to maintain the cohesiveness of the Company’s senior management team so as to ensure a successful transition, maximize shareholder value and maintain the performance of the Company;

D.          The Board further believes that the service of the Executive to the Company requires that the Executive receive fair treatment in the event of a change in control of the Parent Company or the Company; and

E.          In order to induce the Executive to remain in the employ of the Company notwithstanding a possible change of control, the Company has agreed to provide to the Executive certain benefits in the event of a change of control.

NOW THEREFORE in consideration of the premises and the covenants herein contained on the part of the parties hereto and in consideration of the Executive continuing in office and in the employment of the Company, the Company, the Parent Company and the Executive hereby covenant and agree as follows:

1.          Definitions

In this Agreement,

(a)        “Agreement” means this agreement as amended or supplemented in writing from time to time;

(b)        “Annual Base Salary” means the annual salary payable to the Executive by the Company from time to time, but excludes any bonuses and any director’s fees paid to the Executive by the Company;

(c)        “STI Bonus” means the annual short-term incentive bonus the Executive is eligible to earn under the Employment Agreement, in accordance with the short-term incentive bonus plan;

(d)         “Change of Control” means:

(i)         a Person, or group of Persons acting jointly or in concert, acquiring or accumulating beneficial ownership of more than 50% of the Voting Shares of the Parent Company or a Person, or group of Persons other than Parent Company acting jointly or in concert, acquiring or accumulating beneficial ownership of more than 50% of the Voting Shares of the  Company, other than in connection with any internally-driven restructuring or reorganization of the Parent Company’s subsidiary holding structure;

(ii)        a Person, or Group of Persons acting jointly or in concert, holding at least 25% of the Voting Shares of the Parent Company and being able to change the composition of the Board of Directors by having the Person’s, or Group of Persons’, nominees elected as a majority of the Board of Directors of the Parent Company, or a Person, or Group of Persons other than Parent Company acting jointly or in concert, holding at least 25% of the Voting Shares of the Company and being able to change the composition of the Board of Directors of the Company by having the Person’s, or Group of Persons’, nominees elected as a majority of the Board of Directors of the Company, other than in connection with any internally-driven restructuring or reorganization of the Parent Company’s subsidiary holding structure; or

(iii)       the arm’s length sale, transfer, liquidation or other disposition of all or substantially all of the assets of the Parent Company or the Company, over a period of one year or less, in any manner whatsoever and whether in one transaction or in a series of transactions or by plan of arrangement.

(e)        “Date of Termination” means the date when the Executive ceases to actively provide services to the Company, or the date when the Company instructs her to stop reporting to work and does not include any period of statutory or reasonable notice or any period of salary continuance or deemed employment;

(f)        “Employment Agreement” means the employment agreement between the Company and the Executive dated December 14th 2019;

(g)         “Good Reason” means either:

(i)          Good Reason as defined in the Employment Agreement; or

(ii)        the failure of the Company to obtain from a successor to all or substantially all of the business or assets of the Parent Company,  or to all or substantially all of the business or assets of the Company, the successor’s agreement to continue to employ the Executive on substantially similar terms and conditions as contained in the Employment Agreement;

(h)        “Cause” has the meaning defined in the Employment Agreement.

(i)         “Parent Company” means Ritchie Bros. Auctioneers Incorporated.

(j)         “Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government; and

(k)         “Voting Shares” means any securities of the Parent Company or the Company ordinarily carrying the right to vote at elections for directors of the Board, or the Board of Directors of the Company, provided that if any such security at any time carries the right to cast more than one vote for the election of directors, such security will, when and so long as it carries such right, be considered for the purposes of this Agreement to constitute and be such number of securities of the Parent Company or the Company as is equal to the number of votes for the election of directors that may be cast by its holder.

2.          Scope of Agreement

(a)        The parties intend that this Agreement set out certain of their respective rights and obligations in certain circumstances upon or after Change of Control as set out in this Agreement.

(b)         This Agreement does not purport to provide for any other terms of the Executive’s employment with the Company or to contain the parties’ respective rights and obligations on the termination of the Executive’s employment with the Company in circumstances other than those upon or after Change of Control as set out in this Agreement.

(c)         Where there is any conflict between this Agreement and (i) the Employment Agreement, or (ii) a Company plan or policy relating to compensation or executive programs, the terms of this Agreement will prevail.

3.          Compensation in Connection with a Termination in Upon or After Change of Control

(a)         Provided that the Executive has timely executed, and has not revoked, the “Release” as described in Section 10c(iii) of the Employment Agreement (to which this Appendix D is attached), if the Executive’s employment with the Company is terminated (i) by the Company for other than Cause upon a Change of Control or within two (2) years following a Change of Control; or (ii) by the Executive for Good Reason upon a Change of Control or within one (1) year following a Change of Control, instead of, and not in addition to the severance benefits set out in the Employment Agreement:

(i)          the Company will pay to the Executive on the sixtieth (60th) day following the Date of Termination (subject to Section 24 of the Employment Agreement) a lump sum cash amount equal to the aggregate of:

A.          two (2) times Base Salary;

B.          two (2) times the Executive’s then STI Bonus at target;

C.         two (2) times the annual premium cost that would be incurred by the Company to continue to provide to the Executive all health, dental and life insurance benefits provided to the Executive immediately before the Date of Termination;

D.          the earned and unpaid Base Salary and vacation pay to the Date of Termination; and

E.          an amount calculated by dividing by 365 the Executive’s STI Bonus at target for the fiscal year in which the Date of Termination occurs, and multiplying that number by the number of days completed in the fiscal year as of the Date of Termination.

(ii)         the Sign-On Option and each other outstanding stock option will vest in full;

(iii)       all of the Executive’s other vested and unvested equity based awards will be governed by the terms of the applicable plan; provided, however, that the definitions of “Change of Control,” “Cause” and “Good Reason” will be deemed for purposes of the relevant plan to be as defined in this Agreement.

(b)         All amounts payable pursuant to this section 3 are subject to required statutory deductions and withholdings.

4.          Limitations on Payments

(a)         Reduction of Severance Benefits.  If any payment or benefit that the Executive would receive from the Company, the Parent Company or any of their parent or subsidiaries or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the U.S. Internal Revenue Code with respect to the Company or any of its parent or subsidiaries, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount.  The “Best Results Amount” will be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable U.S. and non-U.S. federal, state, local, provincial and cantonal employment taxes, income taxes, the Excise Tax and all other applicable taxes, results in the Executive’s receipt, on an after-tax basis, of the greater amount.  If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and  (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).  In no event will the Executive have any discretion with respect to the ordering of Payment reductions.

(b)         Determination of Excise Tax Liability.  Unless the Company and the Executive otherwise agree in writing, any determination required under this Section will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the

“Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  Notwithstanding the foregoing, if Executive reasonably and in good faith disagrees with all or a portion of such determination, (i) Executive may require the Company to seek, at the personal cost of Executive, prior to finalization of the calculations, a second opinion by another nationally recognized firm of independent public accountants selected by Executive; and (ii) such second opinion shall be considered by the Accountants, and the Accountants will engage in discussions in good faith with the preparers of the second opinion to reach agreement upon a final determination, provided that if such agreement cannot be reached, the determination of the Accountants (as it may be revised following consideration of the second opinion) will be final.   The Company agrees that it will require the Accountants (or such other independent firm with expertise in valuing non-competition arrangements for purposes of Section 280G calculations on which the parties mutually and reasonably agree, which firm will also be considered to be “Accountants” for purposes of the remainder of this Section) to value, for purposes of consideration in the Section 280G calculations, the restrictions on competition set forth in Section 15 of the Employment Agreement and any other restrictions on competition relating to the Executive imposed at any time prior to, or in connection with a Change of Control (including, for the avoidance of doubt, any such restrictions agreed to or required by the definitive agreement (or related agreement) under which the Change of Control will be effected, even if such restrictions will take effect following the Change of Control.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the U.S. Internal Revenue Code.  The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company will bear all costs and make all payments for the Accountant’s services in connection with any calculations contemplated by this Section, subject to the Executive being responsible for the cost of obtaining a second opinion from a separate accounting firm where the Executive so requests.

5.          Binding on Successors

(a)         The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in favour of the Executive and in form and substance satisfactory to the Executive, to expressly assume and agree to perform all the obligations of the Company under this Agreement and the Employment Agreement that would be required to be observed or performed by the Company pursuant to to the terms thereof.  As used in this Agreement, “Company” means the Company and any successor to its business or assets as aforesaid which executes and delivers the agreement provided for in this section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)         This Agreement will enure to the benefit of and be enforceable by the Executive’s successors and legal representatives but otherwise it is not assignable by the Executive.

6.          No Obligation to Mitigate; No Other Agreement

(a)         The Executive is not required to mitigate the amount of any payment or benefit provided for in this Agreement, or any damages resulting from a failure of the Company to make any such payment or to provide any such benefit, by seeking other employment, taking early retirement, or otherwise, nor, except as expressly provided in this Agreement, will the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as a result of taking early retirement, employment by another employer after termination or otherwise.

(b)         The Executive represents and warrants to the Company that the Executive has no agreement or understanding with the Company in respect of the subject matters of this Agreement, except as set out in this Agreement and the Employment Agreement.

7.          Exhaustive Compensation

The Executive agrees with and acknowledges to the Company that the compensation provided for under Section 3  of this Agreement is all the compensation payable by the Company to the Executive in relation to a Change of Control, or her termination from employment upon or subsequent to a Change of Control, under the circumstances provided for in this Agreement.  The Executive further agrees and acknowledges that in the event of payment under Section 3  of this Agreement, she will not be entitled to any termination payment under the Employment Agreement.

8.          Amendment and Waiver

No amendment or waiver of this Agreement will be binding unless executed in writing by the parties to be bound by this Agreement.

9.          Choice of Law

This Agreement will be governed and interpreted in accordance with the laws of the Province of British Columbia, which will be the proper law hereof.  All disputes and claims will be resolved in strict confidence as follows:

In the event of a dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, which does not involve the Company seeking a court injunction or other injunctive or equitable relief to protect its business, confidential information or intellectual property, that dispute will be resolved in strict confidence as follows:

a.        Amicable Negotiation – The parties agree that, both during and after the performance of their responsibilities under this Agreement, each of them will make bona fide efforts to resolve any disputes arising between them via amicable negotiations;

b.        Mediation – If the parties are unable to negotiate resolution of a dispute, either party may refer the dispute to mediation by providing written notice to the other party.  If the parties cannot agree on a mediator within thirty (30) calendar days of receipt of the notice to mediate, then either party may make application to Judicial Dispute Resolution, LLC, of Seattle, Washington to have one appointed.  The mediation will be held in Seattle, Washington, in accordance with the rules of the selected or appointed mediator, and each party will bear its own costs, including one-half share of the mediator’s fees.

c.        Arbitration – If, after mediation, the parties have been unable to resolve a dispute and the mediator has been inactive for more than 90 days, or such other period agreed to in writing by the parties, either party may refer the dispute to JAMS of Seattle, Washington for final and binding arbitration by providing written notice to the other party.  If the parties cannot agree on an arbitrator within thirty (30) calendar days of receipt of the notice to arbitrate, then either party may make application to JAMS to appoint one.  If one party elects to use a three-arbitrator panel, rather than a single arbitrator, the party shall provide written notice to the other side.  When a three-arbitrator panel is requested, both parties will select one arbitrator each from JAMS.  The parties may jointly select a third arbitrator. If the parties cannot agree on a third arbitrator within thirty (30) calendar days of receipt of selection of the first arbitrator chosen by a party, the arbitrators chosen by each of the parties shall select a third arbitrator.  The arbitration will be held in Seattle, Washington, in accordance with the JAMS Employment Arbitration Rules & Procedures and each party will bear its own costs, including one-half share of the arbitrator’s (or arbitrators’) fees.

Severability

If any section, subsection or other part of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, such invalid or unenforceable section, subsection or part will be severable and severed from this Agreement, and the remainder of this Agreement will not be affected thereby but remain in full force and effect.

10.        Notices

Any notice or other communication required or permitted to be given hereunder must be in writing and given by facsimile or other means of electronic communication, or by hand-delivery, as hereinafter provided.  Any such notice or other communication, if sent by facsimile or other means of electronic communication or by hand delivery, will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee.  Notice of change of address will also be governed by this section.  Notices and other communications will be addressed as follows:

(a)         if to the Executive, to such address as the Executive has provided in writing.

(b)         if to the Company:

9500 Glenlyon Parkway

Burnaby, British Columbia  V5J 0C6

Attention:  Corporate Secretary
Facsimile: (778) 331-5501

11.        Copy of Agreement

The Executive hereby acknowledges receipt of a copy of this Agreement executed by the Company.

RITCHIE BROS. AUCTIONEERS (CANADA) LTD.

By:	/s/ Darren Watt

Name:	Darren Watt

SIGNED, SEALED AND DELIVERED by ANN FANDOZZI in the presence of:		) ) )
)
/s/ Lauren Fischer		)	/s/ Ann Fandozzi
Signature		)	ANN FANDOZZI
)
Lauren Fischer		)
Print Name		)
)
Philadelphia, PA		)
City / State		)
)
Notary		)
Occupation		)